FOR  IMMEDIATE RELEASE                   For Information Contact:
                                         Frank M. Garrison
                                         Executive Managing Director
                                         (615) 783-1022

                  INSIGNIA FINANCIAL GROUP ANNOUNCES FILING OF
           PRELIMINARY MERGER DISCLOSURE DOCUMENT BY REIT SUBSIDIARY


     GREENVILLE, SOUTH CAROLINA, November 17, 1997 - Insignia Financial Group, Inc. (NYSE: IFS) today announced that the preliminary Proxy Statement/Prospectus relating to the pending merger of Insignia's 75% owned REIT subsidiary, Insignia Properties Trust ("IPT"), with Angeles Mortgage Investment Trust ("AMIT") (AMEX:
ANM), was filed with the Securities and Exchange Commission on Friday, November 14, 1997. Under the terms of the merger agreement, upon consummation of the merger each outstanding AMIT Class A share would be converted into 1.55 common shares of IPT, par value $.01 per share ("IPT Common Shares"). This exchange ratio is subject to adjustment in the event that either IPT or AMIT declares additional dividends prior to the consummation of the merger. All IPT Common Shares issued in the merger will be newly issued shares of IPT.

     IPT was formed by Insignia as the primary multi-family real estate ownership and acquisition vehicle of Insignia. IPT currently owns equity interests ranging from 1% to 63% in entities which own, in the aggregate, approximately 184 properties, comprised of approximately 41,800 units of multi-family residential housing and approximately 4,200,000 square feet of commercial space.

     The preliminary Proxy Statement/Prospectus was filed confidentially under the SEC's proxy rules, and thus copies are not publicly available at this time. A registration statement (of which the Proxy/Statement Prospectus will form a part) relating to the IPT Common Shares to be issued in the merger has not been filed with the Securities and Exchange Commission or become effective. The IPT Common Shares may not be sold nor may offers to buy be accepted prior to the time a registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of IPT Common Shares pursuant to the merger in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Insignia Financial Group, Inc. is a fully-integrated real estate services company based in Greenville, SC. Insignia is the largest manager of multi-family residential properties in the U.S., and is among the largest managers of commercial properties. Since commencing operations in 1990, Insignia has grown to provide services for 2,600 properties located in over 500 cities in 48 states and overseas. Its portfolio includes 290,000 residential units (including cooperative and condominium units) and more than 160 million sq. ft. of office, retail and commercial space.

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